Exhibit (a)(1)(K)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE ELECTION FORM
UNDER THE STOCK OPTION EXCHANGE PROGRAM

Date:	[ ], 2009
To:	[Insert Name of Tendering IGT Eligible Employee]
From:	[Insert Name], [Insert Title]
Subject:	Rejected Election Form under Stock Option Exchange Program

Unfortunately, we could not accept your election form under the Stock Option Exchange Program for the following reason(s):

☐	The election form was received after the expiration deadline of 5:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Exchange Offer is extended).

☐

The election form was not properly signed (please note that the election form must be signed exactly as the eligible’s employee’s name appears on the stock option agreement for the eligible options being surrendered).

☐	It is unclear what election was intended and/or you failed to make an election for each eligible stock option grant.

☐

It appears that you attempted to exchange a portion but not all of the underlying stock options of an eligible stock option grant. Please note that no partial exchanges of a stock option grant will be permitted under the Stock Option Exchange Program.

☐	Other:

If you wish to participate in the Stock Option Exchange Program and the deadline noted above has not yet occurred, please either:

(i)	Make a new election on the Stock Option Exchange Program website at https://igt.optionelection.com and follow the instructions on the website; or

(ii)

Correct the defects noted above on the attached election form and send it as soon as possible to the attention of the IGT’s Stock Plan Administration Group, by hand, by interoffice mail, by facsimile (775) 448-0770, by regular or overnight mail (International Game Technology, 9295 Prototype Drive, Reno, NV 89521-8986, Attention: Stock Plan Administration Group), or by email to option.exchange@IGT.com.

In either case, IGT must receive your election (whether submitted electronically through the Stock Option Exchange Program website or submitted in paper form) before the expiration deadline of 5:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Exchange Offer is extended).  Please ensure that you receive a confirmation of receipt from us after you submit your election form.

If we do not receive a properly completed and signed election form or an online election submission before the deadline noted above, all eligible options currently held by you will remain outstanding according to their existing terms.

If you have any questions, please contact IGT’s Stock Plan Administration Group by email at option.exchange@IGT.com.